EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


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

                                             Three months ended    Nine months ended
                                                   June 30              June 30
                                             ------------------    -----------------
                                              1996        1995       1996      1995
                                             ------      ------    -------    ------
                                              (000's omitted, except per share data)
Average shares outstanding                   12,705      11,117     12,273     9,984

Net effect of dilutive stock options            322         207        251       200
                                             ------      ------    -------    ------

Totals                                       13,027      11,324     12,524    10,184
                                             ======      ======    =======    ======

Net income before extraordinary item          1,676       1,900     13,419     9,590

Extraordinary item, net of taxes              1,696           -      1,696         -
                                             ------      ------    -------    ------

Net income (loss)                           $   (20)     $1,900    $11,723    $9,590
                                             ======      ======    =======    ======

Per share amount before extraordinary item   $ 0.13      $ 0.17    $  1.07    $ 0.94

Extraordinary item, net of taxes             $(0.13)     $    -    $ (0.13)   $    -
                                             ------      ------    -------    ------

Per share amount                             $(0.00)     $ 0.17    $  0.94    $ 0.94
                                             ======      ======    =======    ======
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